As filed with the Securities and Exchange Commission on November 25, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

pSivida Corp.

(Exact name of registrant as specified in its charter)

Delaware	26-2774444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

(617) 926-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lori H. Freedman, Esq.

Vice President of Corporate Affairs and General Counsel

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

(617) 926-6278

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary E. Weber, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock underlying warrants and options	4,007,473	(1)	$4.15	(2)	$16,631,012	$928.01

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee and computed pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on November 23, 2009 as reported on the NASDAQ Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, subject to completion, dated November 25, 2009.

PSIVIDA CORP.

4,007,473 Shares of Common Stock

The selling security holders of pSivida Corp. identified in this prospectus may offer and resell up to 4,007,473 shares of our common stock. The common stock offered by the selling security holders hereunder is issuable to the selling security holders upon exercise of warrants and options. We will not receive any proceeds from the sale of shares by the selling security holders. We will receive proceeds from the exercise of warrants and options held by the selling security holders if any such warrants or options are exercised by the selling security holders. We originally issued the warrants and options to the selling security holders in private placements or offshore transactions.

Each selling security holder may sell the common stock being offered by it from time to time on the NASDAQ Global Market, in market transactions, in negotiated transactions or otherwise, or by a combination of methods of sale. The shares of common stock may be sold at terms to be determined at the time of sale and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”.

Our common stock is quoted on the NASDAQ Global Market under the symbol “PSDV”. The last reported sale price of our common stock on the NASDAQ Global Market on November 23, 2009 was US$4.17.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find Additional Information.”

You may obtain the information incorporated herein by reference without charge by following the instructions under “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus.

-i-

THE COMPANY

Our Business

We develop tiny, sustained release, drug delivery products that are administered by implantation, injection or insertion. Once administered, the drug is released on a controlled and level basis for months or years. We have developed with partners two of the only three products approved by the U.S. Food and Drug Administration (FDA) for the long-term, sustained release delivery of drug to treat chronic back of the eye disease, and a third partnered product is currently in late-stage Phase III clinical trials with a New Drug Application (NDA) filing anticipated in early 2010.

Our Phase III partnered product, which utilizes the third-generation of our Durasert™ technology system, delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). DME is a leading cause of vision loss for people under the age of 65 and has been estimated to affect over 1,000,000 people in the United States. Currently there is no FDA-approved drug therapy for the treatment of DME, and the only FDA-approved method for treating DME is laser photocoagulation therapy, which can leave irreversible blind spots. This product candidate, formerly known as Medidur™ FA for DME, is licensed to Alimera Sciences, Inc. (Alimera), which is conducting fully-recruited Phase III clinical trials. Alimera expects that 24-month interim data from these clinical trials will be available in late 2009 and, assuming positive data, plans to file an NDA with the FDA in the second quarter of 2010. Alimera intends to commercialize the product under the name Iluvien®. Under our collaboration agreement with Alimera, investigator-sponsored pilot clinical trials are being conducted that are designed to assess the safety and efficacy of Iluvien in both wet and dry Age-Related Macular Degeneration (AMD) and retinal vein occlusion.

Our two FDA-approved sustained release products to treat chronic back of the eye diseases are our second-generation Retisert® for the treatment of posterior uveitis and our first-generation Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. We have licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated (Bausch & Lomb). Retisert provides sustained release for approximately two and a half years, and Vitrasert provides sustained release for six to nine months.

We also have a worldwide collaborative research and license agreement with Pfizer, Inc. (Pfizer) under which Pfizer may develop additional ophthalmic products based on certain of our technologies.

BioSilicon™, our other principal technology system, is a fully-erodible, nanostructured, porous silicon designed to provide sustained delivery of various therapeutics, including small drug molecules, proteins and peptides. Based on our pre-clinical data, we are currently targeting BioSilicon as a second key drug delivery technology.

Our lead BioSilicon product candidate, BrachySil™, delivers therapeutic phosphorus-32 (P32), a radioactive form of phosphorus used to treat cancer, directly to solid tumors. We completed an initial safety and efficacy clinical trial of BrachySil for the treatment of pancreatic cancer and in October 2009 completed a dose-ranging clinical trial for this developmental product.

Except as otherwise indicated, references in this prospectus to “pSivida”, “the Company”, “we”, “us”, “our”, or similar terms refer to pSivida Corp. and its subsidiaries and predecessor.

Trademarks

Medidur™, Durasert™, BioSilicon™, BrachySil™ and CODRUG™ are our trademarks. Retisert® and Vitrasert® are Bausch & Lomb’s trademarks. Iluvien® is Alimera’s trademark.

Corporate Information

Our principal executive office (and mailing address) is located at 400 Pleasant Street, Watertown, MA 02472, and our telephone number is (617) 926-5000.

RISK FACTORS

In considering whether to invest in our common stock, you should carefully read and consider the risks described below, together with all of the information we have included in this prospectus.

We may be required to seek additional capital in order to fund our operations, and our ability to obtain additional capital is uncertain.

Cash and cash equivalents totaled approximately $6.0 million at September 30, 2009. We believe we can fund our operations as currently conducted through at least December 31, 2010. This expectation is based on certain key assumptions that include (i) Pfizer’s continued payment of quarterly research and development funding; (ii) Alimera’s continued funding of the development of Iluvien; and (iii) Alimera’s continued payment of scheduled conditional note payments. Management has identified contingency plans in the event of a significant shortfall in payments, focused primarily on reduced spending for non-critical activities. Whether and when we will require, or desire to raise, additional capital will depend upon many other factors, including, but not limited to:

•	the continuation of our collaborations with Pfizer and Alimera, including their continued funding of our programs and our receipt of applicable milestone, royalty, note and other payments;

•	the timely development, regulatory approval and commercialization of Iluvien;

•	the scope and extent of our internally funded existing operations and programs, any new product candidates and any new business opportunities;

•	the amount and timing of sales of Retisert, which affect the timing of the resumption of Retisert royalty payments and the amounts of such royalty payments;

•	our ability to establish and maintain strategic arrangements for BrachySil or any other product candidates for research, development, clinical testing, manufacturing and marketing;

•	the success of our products and product candidates, including the timing and costs of regulatory approvals and the commercial success of approved products;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

•	changes in our operating plan, including the pursuit of new business opportunities, which may affect our need for capital; and

•	determination by our board of directors of the appropriate level of capital.

Absent adequate levels of funding from new collaboration agreements and/or financing transactions, management currently believes that our cash position beyond December 31, 2010 will be substantially dependent upon the timing of FDA approval and the initiation and success of marketing of Iluvien, and the resulting occurrence of certain milestone events under the terms of our collaboration agreement with Alimera. Alimera has agreed to pay us $25.0 million upon FDA approval of Iluvien for DME and a 20% share in the future profits of Iluvien. In addition, the $15.0 million note issued by Alimera becomes due and payable upon the occurrence of certain defined liquidity events (such as an initial public offering of Alimera) that result in aggregate proceeds to Alimera in excess of $75 million. There is no assurance that the FDA will approve Iluvien or that Iluivien will achieve market acceptance even if it is approved by the FDA. There is similarly no assurance that a liquidity event resulting in aggregate proceeds to Alimera in excess of $75 million will occur.

The downturn in the economy and the disruptions in the financial and credit markets have made it significantly more difficult and more expensive to obtain financing. If we determine that it is desirable or necessary to raise additional capital in the future, we do not know if it will be available when needed or on terms favorable to us or our stockholders. If available, additional equity financing may be dilutive to stockholders, debt financing may involve restrictive covenants or other unfavorable terms and potential dilutive equity, and funding through collaboration agreements may be on unfavorable terms, including requiring us to relinquish rights to certain of our technologies or products. If adequate financing is not available if and when needed, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs, postpone the pursuit of product candidates and new business opportunities, or otherwise reduce our cash requirements.

We have a history of losses, we expect to continue to incur losses and we may never become profitable.

We have incurred operating losses since our inception in 2000. For the years ended June 30, 2009, 2008 and 2007, we incurred net losses of $2.5 million, $75.7 million and $81.2 million, respectively. As of September 30, 2009, we had an accumulated deficit of $228.6 million. We expect to continue to incur net losses through at least the fiscal year ending June 30, 2010, and we may incur losses beyond that time if our Iluvien product candidate is not timely approved and successfully commercialized. Even if Iluvien is approved and marketed, our profit share on sales of Iluvien, combined with royalty income from our current products, and any other sources of revenue, may not be sufficient to result in profitability.

We do not currently derive revenue from Retisert, and there is no assurance that Retisert will ever be a material source of revenue.

In consideration of a June 2005 royalty advance of $3.0 million, we agreed that Bausch & Lomb would retain $6.25 million of future Retisert royalties that otherwise would be payable to us. As of September 30, 2009, an additional $823,000 of future royalties otherwise payable to us from the sales of Retisert will be retained by Bausch & Lomb before we are entitled to receive any further royalty payments. At June 30, 2007, we decreased our assessment of the probable level of future sales of Retisert as a result of historical sales trends and Bausch & Lomb’s decision to withdraw its European application for authorization to market Retisert, resulting in a $45.3 million impairment charge on the recorded value that had been assigned to the Retisert patents. In addition, the amount of corticosteroid FA delivered by Retisert has been associated with increased incidence of cataract formation and increased intraocular pressure, which side effects we believe may have also negatively affected sales of Retisert. We currently do not expect to record royalty income on sales of Retisert by Bausch & Lomb until at least the fourth quarter of our fiscal year ending June 30, 2010. There is no assurance, however, if we will commence receiving full royalty amounts at that time or at any other time. We also cannot predict the amount of any future royalty payments that we will receive.

Our results could be adversely affected as a result of the impact of impairment of our intangible assets, which could adversely affect the price of our securities.

Impairment charges on our intangible assets could have a material effect on our results of operations, which could in turn adversely affect the price of our securities. We have recorded significant amounts of intangible assets in connection with acquisitions. We took a $60.1 million impairment charge on goodwill as of June 30, 2008 (which reduced the carrying value of our goodwill to zero), and a $45.3 million impairment charge on the recorded value of our Retisert intangible asset as of June 30, 2007. We still have $27.3 million of intangible assets on our balance sheet as of September 30, 2009, of which approximately $18.6 million relates to our BioSilicon technology and approximately $8.7 million relates to Retisert. We will continue to conduct impairment analyses of our intangible assets as required, and may be required to take significant impairment charges in the future.

Our results could be adversely affected by non-cash charges due to fluctuations in the fair values of certain of our outstanding warrants, which could adversely affect the price of our securities.

In connection with certain capital raising transactions during the years ended June 30, 2008 and 2007, we issued detachable warrants denominated in A$. The fair values of the warrants have been recorded as derivative liabilities on our balance sheet. We are required to assess the fair value of these warrants at each subsequent balance sheet date, and changes in their fair values will result in adjustments to our recorded derivative liabilities, and a corresponding gain or loss on our statement of operations. The fair values of these warrants are sensitive to changes in our share price, among other factors, and are measured using the Black-Scholes valuation model. Fluctuations in the fair values of these warrants could be substantial and could continue to affect our reported operating results until the last-to-expire of these warrants in July 2012. For the avoidance of doubt, references in this paragraph to “warrants” also include options issued to investors in such capital raising transactions.

Our operating results may fluctuate significantly from period to period.

Our operating results have fluctuated significantly from period to period in the past and may continue to do so in the future due to many factors, including:

•	the timing, receipt and amount of payments, if any, from current and potential future collaboration partners and the revenue recognition policies related thereto;

•	changes in accounting estimates, policies or principles;

•	the entry into, or termination of, collaboration agreements;

•	the scope, duration and effectiveness of our collaboration arrangements;

•	the quarterly income or expense amounts recorded from the revaluation of our derivative liabilities;

•	the amount of research and development costs, including pre-clinical studies and clinical trials, that are funded internally;

•	general and industry-specific adverse economic conditions that may affect, among other things, our and our collaborators’ operations and financial results; and

•	impairment write-downs of one or more of our intangible assets.

Due to fluctuations in our operating results, quarterly comparisons of our financial results may not necessarily be meaningful, and investors should not rely upon such results as an indication of future performance. In addition, investors may react adversely if our reported operating results are less favorable than in a prior period or are less favorable than those anticipated by investors in the financial community, which may result in a decrease in our stock price.

RISKS RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS

Certain of our current licensees may terminate their agreements with us at any time, and if they do, we may not be able to effectively develop and sell our products.

Our licensees have rights of termination under our agreements with them. Exercise of termination rights by one or more of our licensees may leave us, at least temporarily, without development, marketing or sales resources, which may have an adverse effect on our business, financial condition and results of operations. Additionally, our interests may not continue to coincide with those of our partners, and our partners may develop, independently or with third parties, products or technologies that could compete with our products. Further, disagreements over rights or technologies or other proprietary interests may occur.

We have exclusively licensed certain of our controlled drug delivery technologies to Pfizer for certain ophthalmic applications. Pfizer is currently funding early stage research and pre-clinical development of potential product candidates under our worldwide collaborative research and license agreement with it. Pfizer may terminate the agreement without penalty at any time and for any reason upon 90 days written notice. We have exclusively licensed our technology underlying Vitrasert and Retisert to Bausch & Lomb, which can terminate its agreement with us without penalty at any time upon 90 days’ written notice. We have licensed the technology underlying Iluvien and certain ophthalmic applications to Alimera. Alimera has the financial responsibility for the development of Iluvien and any other licensed products developed under our collaboration agreement, along with sole responsibility for the commercialization of such licensed products. Alimera may abandon the development and commercialization of any licensed product at any time.

Any of Pfizer, Alimera or Bausch & Lomb may decide not to continue with or commercialize any or all of the licensed products, change strategic focus, pursue alternative technologies or develop competing products. Alimera was incorporated in June 2003 and may have limited resources. While Pfizer and Bausch & Lomb have significant experience in the ophthalmic field and have substantial resources, there is no assurance whether, and to what extent, that experience and those resources will be devoted to our technologies. Because we do not currently have sufficient funding or internal capabilities to develop and commercialize our products and product candidates, decisions, actions, breach or termination of these agreements by Pfizer, Bausch & Lomb or Alimera could delay or stop the development or commercialization of Retisert, Iluvien or other potential future product candidates licensed to such entities.

If we or our licensees do not receive the necessary regulatory approvals, we or our licensees will be unable to commercialize our product candidates.

Our current and future activities are and will be subject to stringent regulation by governmental authorities both in the United States and in any other country in which our products are marketed. Before we or our licensees can manufacture, market and sell any of our product candidates, approval from the FDA and/or foreign regulatory authorities is first required. Generally, in order to obtain these approvals, pre-clinical studies and clinical trials must demonstrate that each of these product candidates is safe for human use and effective for its targeted disease or condition. Our product candidates are in various stages of pre-clinical and clinical testing. In particular, Iluvien is in fully-enrolled Phase III clinical trials being conducted by Alimera and BrachySil recently completed a Phase II dose ranging clinical trial. Product development involves a high degree of risk, and only a small number of research and development programs result in an approved product. If clinical trials for any of our product candidates do not provide the necessary evidence of safety and effectiveness, those product candidates cannot be manufactured and sold and will not generate revenue from sales. Clinical trials for our product candidates may fail or be delayed by many factors, including the following:

•	our (or our licensees’) lack of sufficient funding to pursue trials rapidly or at all;

•	our (or our licensees’) inability to attract clinical investigators for trials;

•	our (or our licensees’) inability to recruit patients in sufficient numbers or at the expected rate;

•	our inability to reach agreement with a licensee to undertake the clinical trials;

•	adverse side effects;

•	failure of the trials to demonstrate a product’s safety or efficacy;

•	our (or our licensees’) failure to meet FDA or other regulatory agency requirements for clinical trial design;

•	our (or our licensees’) inability to follow patients adequately after treatment;

•	changes in the design or manufacture of a product;

•

failures by, or changes in our relationship, or that of our licensees, with contract research organizations, third-party vendors and investigators responsible for pre-clinical testing and clinical trials;

•	our inability to manufacture sufficient quantities of materials for use in clinical trials; and

•	governmental or regulatory delays.

Results from pre-clinical testing and early clinical trials often do not accurately predict results of later clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Data from pre-clinical studies, early clinical trials and interim periods in multi-year trials are preliminary and may change, and final data from pivotal trials for such products may differ significantly. Adverse side effects may develop that delay, limit or prevent the regulatory approval of products, or cause such regulatory approvals to be limited or even rescinded. For example, Iluvien utilizes the corticosteroid FA as its active ingredient, which has been associated with certain undesirable side effects in Retisert. Alimera must demonstrate that Iluvien presents an acceptable risk/benefit profile in order to achieve FDA approval.

Additional trials necessary for approval may not be undertaken or may ultimately fail to establish the safety and efficacy of our product candidates. The FDA or other relevant regulatory agencies may not approve our product candidates for manufacture and sale. Any product approvals we or our licensees achieve could also be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the products’ marketing approval. In either case, marketing efforts with respect to the affected product would have to cease. In addition, the FDA or other regulatory agencies may impose limitations on the indicated uses for which a product may be marketed.

In addition to testing, regulatory agencies impose various requirements on manufacturers and sellers of products under their jurisdiction, such as packaging, labeling, manufacturing practices, record keeping and reporting. Regulatory agencies may also require post-marketing testing and surveillance programs to monitor a product’s effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals.

We have a limited ability to develop and market products ourselves. If we are unable to find marketing or commercialization partners, or our marketing or commercialization partners do not successfully develop or market our products, we may be unable to effectively develop and market products on our own.

We have limited product development capability and no marketing or sales staff. Developing products and achieving market acceptance for them will require extensive and substantial efforts by experienced personnel as well as expenditure of significant funds. We may not be able to establish sufficient capabilities necessary to develop products and achieve market penetration ourselves.

Our business strategy includes entering into collaborative and licensing arrangements for the development and commercialization of our product candidates, and we currently have collaboration and licensing arrangements with Alimera, Pfizer, Bausch & Lomb and Intrinsiq. The curtailment or termination of any of these arrangements could adversely affect our business, the ability to develop and commercialize our products and proposed products and our ability to fund operations.

The success of these and future collaborative and licensing arrangements will depend heavily on the experience, resources, efforts and activities of our licensees. Our licensees have, and are expected to have, significant discretion in making these decisions. Risks that we face in connection with our collaboration and licensing strategy include the following:

•	our collaborative and licensing arrangements are, and are expected to be, subject to termination under various circumstances including on short notice and without cause;

•

we are required, and expect to be required, under our collaborative and licensing arrangements not to conduct specified types of research and development in the field that is the subject of the arrangement, limiting the areas of research and development that we can pursue;

•	our licensees may develop and commercialize, either alone or with others, products that are similar to or competitive with our products;

•

our licensees, consistent with other pharmaceutical and biotechnology companies that have historically acted similarly, may for a variety of reasons change the focus of their development and commercialization efforts or decrease or fail to increase spending related to our products or product candidates, thereby limiting the ability of these products to reach their potential;

•	our licensees may lack the funding or experience to develop and commercialize our products successfully or may otherwise fail to do so; and

•	our licensees may not perform their obligations, in whole or in part.

To the extent that we choose not to, or we are unable to, enter into future license agreements with marketing and sales partners and seek to market and sell products ourselves, we would experience increased capital requirements to develop the ability to manufacture, market and sell future products. We may not be able to manufacture, market or sell our technologies or future products independently in the absence of such agreements.

If our competitors and potential competitors develop products that receive regulatory approval before our product candidates are approved or reach the market prior to our product candidates, are more effective or have fewer side effects than our products or product candidates or are more effectively marketed or cost less, our products or product candidates may not achieve the sales we anticipate and could be rendered obsolete.

We believe that pharmaceutical, drug delivery and biotechnology companies, research organizations, governmental entities, universities, hospitals, other nonprofit organizations and individual scientists are seeking to develop the drugs, therapies, products, approaches or methods to treat our targeted diseases or their underlying causes. For many of our targeted diseases, competitors have alternate therapies that are already commercialized or are in various stages of development ranging from discovery to advanced clinical trials. Any of these drugs, therapies, products, approaches or methods may receive government approval or gain market acceptance more rapidly than our products and product candidates, may offer therapeutic or cost advantages or may cure our targeted diseases or their underlying causes completely, which could reduce demand for our products and product candidates and could render them noncompetitive or obsolete. For example, sales of Vitrasert for the treatment of CMV retinitis, a disease that affects people with late-stage AIDS, have declined significantly because of new treatments that delay the onset of late-stage AIDS.

Many of our competitors and potential competitors have substantially greater financial, technological, research and development, marketing and personnel resources than us. Our competitors may succeed in developing alternate technologies and products that, in comparison to the products we have and are seeking to develop:

•	are more effective and easier to use;

•	are more economical;

•	have fewer side effects; or

•	may otherwise render our products less competitive or obsolete.

Many of these competitors have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals or clearances and manufacturing and marketing products.

Reimbursement of our products by government health administration authorities and other third-party payors could affect market acceptance.

In both domestic and foreign markets, our ability to commercialize our products successfully depends, in part, upon the availability and extent of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Governments and other third-party payors attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for products. Third-party payors may challenge the price and cost-effectiveness of our products. If our products are not considered cost-effective, third-party payors may deny or limit reimbursement. Governments and other third-party payors may refuse to provide coverage for uses of approved products for disease indications for which they have not been granted regulatory approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

There have been a number of U.S. federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system in the U.S. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. Similar health care reforms may also be implemented outside of the U.S. We cannot predict the effect health care reforms may have on our business.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We rely heavily upon patents and trade secrets to protect our proprietary technologies. If we fail to protect our intellectual property or infringe on others’ technologies, our ability to develop and market our products and product candidates may be compromised.

Our success is dependent on whether we can obtain patents, defend our existing patents and operate without infringing on the proprietary rights of third parties. As of October 31, 2009, we had 156 patents and 195 pending patent applications, including patents and pending applications covering our Durasert, BioSilicon and CODRUG technologies. Intellectual property protection of our technologies is uncertain. We expect to seek to patent and protect our proprietary technologies. However, there is no assurance that any additional patents will be issued to us as a result of our pending or future patent applications or that any of our patents will withstand challenges by others. In addition, we may not have sufficient funds to patent and protect our proprietary technologies to the extent that we would desire or at all. If we were determined to be infringing any third party patent, we could be required to pay damages, alter our products or processes, obtain licenses, pay royalties or cease certain operations. We may not be able to obtain any required licenses on commercially favorable terms, if at all. In addition, many foreign country laws may treat the protection of proprietary rights differently from, and may not protect our proprietary rights to the same extent as, laws in the United States and Patent Co-operation Treaty countries.

Prior art may reduce the scope or protection of, or invalidate, patents. Previously conducted research or published discoveries may prevent patents from being granted, invalidate issued patents or narrow the scope of any protection obtained. Reduction in scope of protection or invalidation of our licensed or owned patents, or our inability to obtain patents, may enable other companies to develop products that compete with our products and product candidates on the basis of the same or similar technology. As a result, our patents and those of our licensors may not provide any or sufficient protection against competitors.

While we have not been and are not currently involved in any litigation over intellectual property, such litigation may be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights. We may also be sued by one or more third parties alleging that we infringe their intellectual property rights. Any intellectual property litigation would be likely to result in substantial costs to us and diversion of our efforts. If our competitors claim technology also claimed by us and if they prepare and file patent applications in the U.S. or other jurisdictions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark office or appropriate foreign patent office to determine priority of invention, which could result in substantial cost to us and diversion of our efforts. Any such litigation or interference proceedings, regardless of the outcome, could be expensive and time consuming. Litigation could subject us to significant liabilities to third parties, requiring disputed rights to be licensed from third parties and/or require us to cease using certain technologies.

We also rely on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees, and consultants. Any of these parties could breach these agreements and disclose our confidential information, or our competitors may learn of the information in some other way. If any material trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.

RISKS RELATED TO OUR BUSINESS, INDUSTRY, STRATEGY AND OPERATIONS

If we fail to retain some or all of our key personnel, our business could suffer.

We are dependent upon the principal members of our management, administrative and scientific staff. In addition, we believe that our future success in developing our products and achieving a competitive position will depend to a large extent on whether we can attract and retain additional qualified management and scientific personnel. There is strong competition for such personnel within the industry in which we operate and we may not be able to continue to attract such personnel either to Massachusetts, where much of our research and development is conducted, or to Malvern in the U.K. As we do not have large numbers of employees and our products are unique and highly specialized, the loss of the services of one or more of the senior management or scientific staff, or the inability to attract and retain additional personnel and develop expertise as needed, could have a material adverse effect on our results of operations and financial condition.

If we are subject to product liability suits, we may not have sufficient insurance to cover damages.

The testing, manufacturing, and marketing and sale of the products utilizing our technologies involves risks that product liability claims may be asserted against us and/or our licensees. Our current clinical trial and product liability insurance may not be adequate to cover damages resulting from product liability claims. Regardless of their merit or eventual outcome, product liability claims could require us to spend significant time, money and other resources to defend such claims, could result in decreased demand for our products and product candidates or result in reputational harm and could result in the payment of a significant damage award. Our product liability insurance coverage is subject to deductibles and coverage limitations and may not be adequate in scope to protect us in the event of a successful product liability claim. Further, we may not be able to acquire sufficient clinical trial or product liability insurance in the future on reasonable commercial terms, if at all.

The trend towards consolidation in the pharmaceutical and biotechnology industries may adversely affect us.

There is an ongoing trend of consolidation in the pharmaceutical and biotechnology industries. This consolidation trend could result in the remaining companies having greater financial resources and technological capabilities, thus intensifying competition. This trend could also result in fewer potential collaboration partners or licensees for our product candidates. In addition, if a consolidating company is already doing business with our competitors, we could lose existing or potential future licensees or collaboration partners as a result of such consolidation.

If we fail to comply with environmental laws and regulations, our ability to manufacture and commercialize products may be adversely affected.

Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations in the U.S. and abroad governing the use, manufacture, storage, handling and disposal of such materials and waste products. We could be subject to both criminal liability and civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts or harm our operating results.

If we encounter problems with product manufacturing, we could experience delays in product development and commercialization, which would adversely affect our future profitability.

Our ability to conduct timely pre-clinical and clinical research and development programs, obtain regulatory approvals, develop and commercialize our product candidates and fulfill our contract manufacturing obligations to others will depend, in part, upon our and our collaborative partners’ ability to manufacture our products and product candidates, either directly or through third parties, in accordance with FDA and other regulatory requirements. The manufacture and packaging of our products and product candidates are regulated by the FDA and similar foreign regulatory entities and must be conducted in accordance with applicable current good manufacturing practices, or cGMP. There are a limited number of manufacturers that operate under these cGMP regulations which are both capable of manufacturing our products and product candidates and are willing to do so. Failure by us, our collaborative partners or our or their third-party manufacturers to comply with applicable manufacturing requirements could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operating restrictions and criminal prosecutions.

In addition, we or our collaborative partners may not be able to manufacture our product candidates successfully or have a third party manufacture them in a cost-effective manner. If we or our collaborative partners are unable to develop our own manufacturing facilities or to obtain or retain third-party manufacturing on acceptable terms, we may not be able to conduct certain future pre-clinical and clinical testing or to supply commercial quantities of our products.

We manufacture clinical supplies of Iluvien and certain clinical supplies for Pfizer. BrachySil clinical supplies are manufactured by third parties under contract. We have licensed to Pfizer the exclusive rights to manufacture commercial quantities of ophthalmic products, if approved for marketing, covered by its worldwide collaborative research and license agreement with us. We have licensed to Bausch & Lomb the exclusive rights to manufacture commercial quantities of Vitrasert and Retisert. We have licensed to Alimera the rights to develop, manufacture and commercialize Medidur FA, which Alimera intends to commercialize under the name Iluvien, if approved for marketing, and have licensed to Alimera rights to other products covered by its collaboration agreement with us. Our current reliance on third-party manufacturers entails risks, including:

•

the possibility that third parties may not comply with the FDA’s cGMP regulations, other regulatory requirements, and those of similar foreign regulatory bodies, and may not employ adequate quality assurance practices;

•	supply disruption, deterioration in product quality or breach of a manufacturing or license agreement by the third party because of factors beyond our control;

•	the possible termination or non-renewal of a manufacturing or licensing agreement with a third party at a time that is costly or inconvenient to us; and

•	our inability to identify or qualify an alternative manufacturer in a timely manner, even if contractually permitted to do so.

We believe that Alimera currently intends to rely on a single manufacturer of Iluvien and a single active pharmaceutical ingredient formulator. Our business could be significantly harmed if these third parties are not able to satisfy demand for Iluvien and alternative sources are not available. In addition, the materials necessary to produce Iluvien or formulate the active pharmaceutical ingredient may not be available on commercially reasonable terms, which could affect the development and commercialization of Iluvien.

Problems associated with international business operations could affect our ability to manufacture and sell our products. If we encounter such problems, our costs could increase and our development of products could be delayed.

We currently maintain offices in the U.S. and the U.K. BrachySil is produced for us in Germany and the U.K., and BioSilicon is produced in-house and by third party contractors in the U.K. We have research and development facilities in the U.S. and the U.K., and we intend to license products for sale and/or sell products in most major world healthcare markets. A number of risks are inherent in our international strategy. In order for us to license and manufacture our products, we must obtain country and jurisdiction-specific regulatory approvals or clearances to comply with regulations regarding safety and quality. We may not be able to obtain or maintain regulatory approvals or clearances in such countries, and we may be required to incur significant costs in obtaining or maintaining foreign regulatory approvals or clearances. In addition, our operations and revenues may be subject to a number of risks associated with foreign commerce, including the following:

•	staffing and managing foreign operations;

•	political and economic instability;

•	foreign currency exchange fluctuations;

•	foreign tax laws, tariffs and freight rates and charges;

•	timing and availability of export licenses;

•	inadequate protection of intellectual property rights in some countries; and

•	obtaining required governmental approvals.

RISKS RELATED TO OUR COMMON STOCK

The price of our common stock may be volatile.

The price of our common stock (including common stock represented by CHESS Depositary Interests (CDIs)) may be affected by developments directly affecting our business and by developments out of our control or unrelated to us. The biotechnology sector, in particular, and the stock market generally, are vulnerable to abrupt changes in investor sentiment. Prices of securities and trading volume of companies in the biotechnology industry, including ours, can swing dramatically in ways unrelated to, or that bear a disproportionate relationship to, operating performance. The price of our stock (and CDIs) and their trading volumes may fluctuate based on a number of factors including, but not limited to:

•	clinical trial results and other product and technological developments and innovations;

•	FDA and other governmental regulatory actions, receipt and timing of approvals of our product candidates, and any denials and withdrawals of approvals;

•	competitive factors, including the commercialization of new products in our markets by our competitors;

•	advancements with respect to treatment of the diseases targeted by our product candidates;

•	developments relating to collaborative partners, including execution and termination of agreements, achievement of milestones and receipt of payments;

•	the success of our collaborative partners in marketing any approved products and the amount and timing of the royalties payable to us;

•	availability and cost of capital and our financial and operating results;

•	changes in reimbursement policies or other practices relating to our product candidates or the pharmaceutical industry generally;

•	meeting, exceeding or failing to meet analysts’ or investors’ expectations, and changes in evaluations and recommendations by securities analysts;

•	economic, industry and market conditions, changes or trends; and

•	other factors unrelated to us or the biotechnology industry.

In addition, low trading volume in our common stock or our CDIs may increase their price volatility. As of November 23, 2009, we had approximately 18.3 million shares of common stock outstanding. The average combined daily trading volume in the common stock (and CDIs) on the exchanges in which our common stock are listed was approximately 103,000 shares during the period August to October 2009. Holders of our common stock and CDIs may not be able to liquidate their positions at the desired time or price.

Exercise of our outstanding warrants and stock options could dilute our outstanding common stock, and our stock price may decline.

The issuance of shares of our common stock upon exercise of our outstanding warrants and stock options could result in dilution to the interests of other holders of our outstanding common stock and could adversely affect our stock price. As of November 23, 2009, we had outstanding warrants and options to acquire 13,438,056 shares of our common stock, or approximately 42.3% of our shares on a fully diluted basis. The overhang of such warrants and options may also adversely affect our stock price. The exercise prices of warrants and options may be adjusted under certain circumstances, including, among others, in the event we issue securities in a rights offering at a lower price than the exercise price.

Pfizer owns a significant percentage of our common stock and is a collaborative partner and therefore may be able to influence our business in ways that are not beneficial to you.

Pfizer owned approximately 10.2% of our outstanding shares as of October 31, 2009 and is a collaborative partner. As a result, Pfizer may be able to exert significant influence over our board of directors and how we operate our business. The concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

We have paid penalties pursuant to registration agreements with securities holders relating to resale registration statements, and any requirement to pay such penalties in the future may have a material adverse effect on our financial condition.

We have registration rights agreements that require us to file and maintain the effectiveness of registration statements for the resale of our common stock, which provide for monetary penalties in the event of our failure to do so. During the year ended June 30, 2007, we paid registration delay penalties of approximately $2.3 million in connection with our then outstanding Sandell convertible promissory note and Absolute subordinated convertible notes. Our failure or inability to maintain the effectiveness of any of our required registration statements or to adequately update information in the related prospectuses may subject us to additional penalties under our current registration rights agreements. Payment of additional penalties may have a material adverse effect on our financial condition and may require us to suspend, curtail or terminate our operations or delay, reduce the scope of or eliminate one or more of our research and development programs, any of which could have a material adverse effect on our business.

We do not currently intend to pay dividends on our common stock, and any return to investors will come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no cash dividends on our common shares have been declared or paid by us and we have no intention of paying any such dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). Forward-looking statements are inherently subject to risks, uncertainties and potentially inaccurate assumptions. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. All statements other than statements of historical fact could be deemed forward-looking statements, including, without limitation, any expectations of revenue, expenses, cash flows, earnings or losses from operations, capital or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization timelines; any statements of expectations or belief; and any statements of assumptions underlying any of the foregoing. We often, although not always, identify forward-looking statements by using words or phrases such as the following: “likely”, “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan”, “project”, “forecast” and “outlook”.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under “Risk Factors” herein describe major risks to our business, and you should read and interpret any forward-looking statements together with these risks. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should our underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.

Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to update any forward-looking statement, whether to reflect new information, future events or otherwise. You are advised, however, to consult any further disclosures we may make in our future reports to the SEC, on our website, www.psivida.com, or otherwise.

USE OF PROCEEDS

The proceeds from the sale of common stock offered pursuant to this prospectus are solely for the accounts of the selling security holders. Accordingly, we will receive no proceeds from the sale of such common stock.

SELLING SECURITY HOLDERS

We have prepared this prospectus to allow the selling security holders to sell, from time to time, up to 4,007,473 shares of our common stock issuable upon the exercise of warrants and options they acquired in private placements or offshore transactions.

The table below states the names of the selling security holders and other information regarding the selling security holders’ beneficial ownership of shares of our common stock, including shares issuable under warrants and options and being offered under this prospectus. To our knowledge, except as otherwise disclosed herein, the selling security holders have sole voting and investment power over the common stock listed in the table below. Under the terms of the warrants and options held by certain selling security holders other than Cowen & Company, LLC (“Cowen”) and JMP Securities, LLC (“JMP”), a selling security holder may not exercise such warrants and options, to the extent such exercise would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of common stock that would exceed 20% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of warrants and options that have not been exercised. The number of shares in the following table do not reflect this limitation.

The common stock offered by this prospectus may be offered from time to time by the entities named below:

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Beneficially Owned After Offering(2)	Percentage of Class Beneficially Owned After Offering(2)
Cowen & Company, LLC(3)	61,208	61,208	0	0%
JMP Securities, LLC(4)	10,801	10,801	0	0%
Other selling security holders(5)	3,935,464	3,935,464	0	0%

(1)	As the selling security holders may offer all, some, or none of its common stock, no definitive estimate can be given as to the number of shares that the selling security holders will ultimately offer or sell under this prospectus.
(2)	Assumes that all of the shares held by the selling security holders covered by this prospectus are sold and that the selling security holders acquire no additional shares of common stock before the completion of this offering.
(3)	Represents 61,208 shares of our common stock issuable upon the exercise of the warrants. Cowen and Company, LLC is a wholly-owned subsidiary of Cowen Group, Inc. The address of Cowen and Company, LLC is 1221 Avenue of the Americas, New York, NY 10020.
(4)	Represents 10,801 shares of our common stock issuable upon the exercise of the warrants. The address of JMP Securities, LLC is 600 Montgomery Street, STE 1100, San Francisco, CA 94111.
(5)	Prior to any use of this prospectus in connection with an offering of common stock issuable upon conversion of the options by any unnamed selling security holder, we will file a prospectus supplement under the Exchange Act setting forth the identity and aggregate amount of common stock issuable upon conversion of the options beneficially owned by the unnamed selling security holder intending to sell such securities. We will also include in such prospectus supplement any other information required by Item 507 of Regulation S-K regarding such selling security holder. The options held by the other selling security holders were issued to such selling security holders in offshore transactions or private placements which closed in December 2006, February 2007 and April 2007, respectively.

Cowen and JMP are registered broker dealers which acted as placement agents for an offering of American Depositary Shares and warrants to purchase American Depositary Shares of our predecessor which closed July 2, 2007. Cowen and JMP have represented to us that they are not acting as underwriters in this offering. Cowen and JMP received registration rights with respect to the shares of our common stock issuable upon the exercise of warrants they received as consideration for acting as placement agents, and this prospectus is part of the registration statement filed to satisfy such obligations.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants and options to permit the resale of the shares of common stock by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock underlying the warrants held by Cowen and JMP.

Each selling security holder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more broker-dealers or agents. If the shares of common stock are sold through broker-dealers, the applicable selling security holder will be responsible for agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	pursuant to Rule 144 under the Securities Act;

•	broker-dealers may agree with a selling security holder to sell a specified number of such the shares of common stock at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If a selling security holder effects such transactions by selling shares of common stock to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Each selling security holder may pledge or grant a security interest in some or all of the warrants, options or the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealer participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares of common stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling security holders will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the shares of common stock, currently estimated to be US$27,500 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling security holders will pay all selling commissions, if any. We have agreed to indemnify Cowen and JMP against liabilities, including some liabilities under the Securities Act, in accordance with the placement agent’s warrant, or Cowen and JMP will be entitled to contribution. We may be indemnified by Cowen and JMP against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holders specifically for use in this prospectus, in accordance with the placement agent’s warrant, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF COMMON STOCK

For a full description of our common stock, please refer to the documents identified in the section “Incorporation of Certain Information by Reference.”

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby underlying the warrants and options and will be passed upon by Ropes & Gray LLP, Boston, Massachusetts.

Some partners of Ropes & Gray LLP are members in RGIP LLC, which owns 14,592 shares of our common stock.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective July 1, 2007). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, with respect to the securities offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the information reporting requirements of the Exchange Act, and we comply with those requirements by filing annual, quarterly and current reports, proxy statements and other information with the SEC. Those reports or other information may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings and submissions also are available to the public on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed, including all filings made after the date of the registration statement of which this prospectus forms a part and prior to its effectiveness. We hereby incorporate by reference the documents listed below (File No. 000-51122):

•	Our annual report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC on September 25, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 13, 2009;

•	Our current report on Form 8-K filed with the SEC on November 25, 2009;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on October 13, 2009; and

•

the description of our common stock contained in our current report on Form 8-K filed under Rule 12g-3 of the Exchange Act on June 19, 2008, including any amendments or reports filed for the purpose of updating such description.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Lori Freedman, Esq.

Vice President of Corporate Affairs and General Counsel

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Telephone: (617) 926-5000

You may also access the documents incorporated by reference in this prospectus through our website www.psivida.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

                , 2009

PROSPECTUS

Common Stock

4,007,473 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the SEC registration fee, and reflect expenses incurred through the date of this registration statement. The registrant has agreed to pay these costs and expenses. The registrant may incur additional, and currently unknown, expenses in connection with the offering in the future.

Securities and Exchange Commission registration fee	$928	(1)
Printing expenses (including Edgarization)	500	(2)
Legal fees and expenses	15,000	(2)
Accounting fees and expenses	10,000	(2)
Miscellaneous	1,000	(2)

Total	$27,428	(2)

(1)	Paid in connection with the filing of this registration statement.
(2)	Estimated.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

We have entered into indemnification agreements with each of our directors and our executive officers and have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

Our Certificate of Incorporation, as amended, provides that we shall indemnify each of our directors and officers, to the maximum extent permitted from time to time by law, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by reason of the fact that he or she is a director or officer.

This right of indemnification conferred in our Certificate of Incorporation, as amended, is not exclusive of any other right.

In addition, our Certificate of Incorporation, as amended, provides that our directors shall not be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liability is not permitted under the Delaware General Corporation Law.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16.	EXHIBITS

Exhibit No.	Exhibit Title

4.1	Form of Placement Agent Agreement dated June 29, 2007(b)*

4.2	Form of Placement Agent’s Warrant dated July 2, 2007(c)*

4.3	Form of Application for Shares and Options(d)*

4.4	Securities Purchase Agreement, dated February 16, 2007, by and among pSivida Limited and the investors set forth on the signature pages thereto (the “February Purchase Agreement”)(e)

4.5	Form of Option issued under the February Purchase Agreement(a)

4.6	Form of Securities Purchase Agreement dated April 2007 by and among pSivida Limited and the investors set forth on the signature pages thereto (the “April Purchase Agreement”)(f)

4.7	Form of Option issued under the April Purchase Agreement(a)

5.1	Legal Opinion of Ropes & Gray LLP(a)

23.1	Consent of Ropes & Gray LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche, LLP, dated November 25, 2009(a)

(a)	Filed herewith.
(b)	Incorporated by reference to exhibit 99.1 to pSivida Limited’s filing on Form 6-K (Commission file number 000-51122) filed on July 2, 2007.
(c)	Incorporated by reference to exhibit 99.5 to pSivida Limited’s filing on Form 6-K (Commission file number 000-51122) filed on July 2, 2007.
(d)	Incorporated by reference to exhibit 4.16 of exhibit 99.1 to the registrant’s filing on Form 8-K (Commission file number 000-51122) filed on June 20, 2008.
(e)	Incorporated by reference to exhibit 4.17 of exhibit 99.1 to the registrant’s filing on Form 8-K (Commission file number 000-51122) filed on June 20, 2008.
(f)	Incorporated by reference to exhibit 99.1 to pSivida Limited’s filing on Form 6-K (Commission file number 000-51122) filed on April 17, 2007.
*	The final versions have been omitted pursuant to Rule 12b-31. Such final versions are substantially identical in all material respects to the filed versions of such documents provided.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)	Paragraphs (a)(1)(i) and (a) (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)	Paragraphs (a)(1)(i), (a) (1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424 (b) that is part of the registration statement.

(C)	Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3;

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 8 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts on the 25th day of November 2009.

PSIVIDA CORP.

By:	/s/ Paul Ashton
Name:	Paul Ashton
Title:	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Leonard S. Ross
Name:	Leonard S. Ross
Title:	Vice President of Finance (Principal Financial and Accounting Officer)

Each of the undersigned hereby constitutes and appoints each of Paul Ashton, Lori Freedman and Leonard S. Ross, in each case acting singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this registration statement or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 25, 2009.

Name	Title
/s/ Paul Aston Name: Paul Ashton	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Mazzo Name: David Mazzo	Chairman of the Board of Directors and Director

/s/ Michael W. Rogers Name: Michael W. Rogers	Director

/s/ Paul A. Hopper Name: Paul A. Hopper	Director

/s/ Peter G. Savas Name: Peter G. Savas	Director

/s/ Leonard S. Ross Name: Leonard S. Ross	Vice President of Finance (Principal Financial and Accounting Officer)